Exhibit 10.1

Execution Copy

INVESTMENT ADVISORY AGREEMENT
BETWEEN
MUZINICH CORPORATE LENDING INCOME FUND, INC.
AND
MUZINICH DIRECT LENDING ADVISER, LLC

Investment Advisory Agreement made this 14th day of September, 2023 (this “Agreement”), by and between MUZINICH CORPORATE LENDING INCOME FUND, INC., a Delaware corporation (the “Company”), and MUZINICH DIRECT LENDING ADVISER, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Company operates as a closed-end, non-diversified management investment company;

WHEREAS, the Company will file an election to be treated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, the Company and the Adviser desire to enter into this Agreement to set forth the terms and conditions for the provision by the Adviser of investment advisory services to the Company.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1. Duties of the Adviser.

(a) The Company hereby engages the Adviser to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the board of directors of the Company (the “Board of Directors”), for the period and upon the terms herein set forth and in accordance with this Agreement. The Adviser shall have full and complete authority at its sole discretion, without prior reference to the Company, and at such times as the Adviser shall think fit, to make decisions to invest the assets of the Company, subject to and in accordance with:

(i) the investment objective, policies and restrictions that are set forth in the Company’s confidential private placement memorandum (as the same may be amended, restated, or supplemented from time to time), as the same may be amended from time to time;

(ii) the 1940 Act, the Advisers Act and all other applicable federal and state law; and

(iii) the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as each may be, as applicable, amended, restated, and/or supplemented from time to time.

Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement,

(i) determine the securities and other assets that the Company will purchase, retain or sell;

(ii) determine the composition of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes;

(iii) identify, evaluate and negotiate investments made by the Company and/or the structure thereof (including without limitation performing due diligence with respect to any instrument and/or company in which the Company may invest);

(iv) buy, sell, exchange, redeem hold, convert or otherwise deal with and/or execute transactions with respect to, any kind of security or other property in which the Company may invest;

(v) service and monitor the Company’s investments, including without limitation by exercising or refraining from exercising any right conveyed by a particular investment to buy, sell, subscribe for, exchange or redeem an investment;

(vi) exercise or refrain from exercising any governance or ownership right conferred by a particular investment;

(vii) enter into any foreign exchange and/or derivative transactions; and

(viii) provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds and/or which the Adviser reasonably considers to be necessary, desirable or incidental to carrying out the services under this Agreement.

The Adviser shall have the power and authority on behalf of the Company to effectuate its investment decisions for the Company and to enter into and/or execute any documents, agreements, master agreements, confirmations, deeds, or other instruments, and to open any accounts, required or appropriate to provide the services described herein. In the event that the Company determines to acquire debt financing or to refinance existing debt financing, the Adviser shall arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Board of Directors. If it is necessary for the Adviser to make investments on behalf of the Company through a subsidiary or special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such subsidiary or special purpose vehicle and to make such investments through such subsidiary or special purpose vehicle in accordance with the 1940 Act.

(b) The Adviser hereby accepts such engagement and agrees during the term hereof to render the services described herein for the amounts of compensation provided herein.

(c) Subject to the requirements of the 1940 Act, the Adviser is hereby authorized, but not required, to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder. Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Company’s investment objective and policies, and work, along with the Adviser, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Company, subject in all cases to the oversight of the Adviser and the Company. The Adviser, and not the Company, shall be responsible for any compensation payable to any Sub-Adviser. Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of the 1940 Act, the Advisers Act and other applicable federal and state law. For the avoidance of doubt, the Adviser shall also be permitted to delegate and/or outsource to third parties back-office services which do not involve such service providers providing investment advice.

(d) For all purposes herein provided, the Adviser shall be deemed to be an independent contractor.

(e) The Adviser shall keep and preserve, in the manner and for the period that would be applicable to investment companies registered under the 1940 Act, any books and records relevant to the provision of its investment advisory services to the Company, shall specifically maintain all books and records with respect to the Company’s portfolio transactions and shall render to the Board of Directors such periodic and special reports as the Board of Directors may reasonably request. The Adviser agrees that all records that it maintains for the Company are the property of the Company and shall surrender promptly to the Company any such records upon the Company’s request, provided that the Adviser may retain a copy of such records.

2. Reimbursement of Expenses. All investment professionals and staff of the Adviser, when and to the extent engaged in providing investment advisory and management services hereunder, and the base compensation, bonus and benefits, and the routine overhead expenses of such personnel allocable to such services, will be provided and paid for by the Adviser and its affiliates and not by the Company. The Company shall bear all other costs and expenses of its operations, administration, and transactions, including, without limitation, those relating to:

(a) investment advisory fees, including Base Management Fees and Incentive Fees (each as defined herein), to the Adviser, pursuant to this Agreement;

(b) fees and expenses payable under the administration agreement between the Company and its administrator (the “Administration Agreement”); and

(c) all other expenses of the Company’s operations and transactions, including, without limitation, those relating to:

(i) organization and offering expenses associated with the Company’s private offering and offerings by any feeder vehicles (including legal, accounting, printing, mailing, subscription processing and filing fees and expenses and other offering expenses, including costs associated with technology integration between the Company’s systems and those of participating intermediaries (if any)), expenses incurred in connection with the provision of administrative or similar services by participating intermediaries for their clients and reasonable bona fide due diligence expenses of participating intermediaries supported by detailed and itemized invoices, costs in connection with preparing sales materials and other marketing expenses, design and website expenses, fees and expenses of the Company’s transfer agent, formation, distribution, administrative, regulatory or similar expenses related to the management and operation of feeder vehicles or related entities, and costs, expenses and reimbursements for travel, meals, accommodations, entertainment and other similar expenses related to meetings or events with prospective investors, intermediaries, registered investment advisors or financial or other advisors;

(ii) all taxes, fees, costs, and expenses, retainers and/or other payments of accountants, legal counsel, advisors (including tax advisors), administrators, auditors (including with respect to any additional auditing required under The Directive 2011/61/EU of the European Parliament and of the Council of 8 June 2011 on Alternative Investment Fund Managers and any applicable legislation implemented by an EEA Member state in connection with such Directive (the “AIFMD”)), investment bankers, administrative agents, paying agents, depositaries, custodians, trustees, sub-custodians, consultants (including individuals consulted through expert network consulting firms), engineers, senior advisors, industry experts, operating partners, deal sourcers (including personnel dedicated to but not employed by the Adviser or its affiliates), and other professionals (including, for the avoidance of doubt, the costs and charges allocable with respect to the provision of internal legal, tax, accounting, technology or other services and professionals related thereto (including secondees and temporary personnel or consultants that may be engaged on short- or long-term arrangements) as deemed appropriate by the Adviser, with the oversight of the Board of Directors, where such internal personnel perform services that would be paid by the Company if outside service providers provided the same services); fees, costs, and expenses relating to the engagement of the Company’s chief compliance officer; fees, costs and expenses herein include (x) costs, expenses and fees for hours spent by in-house attorneys and tax advisors that provide transactional legal advice and/or services to the Company or its portfolio companies on matters related to potential or actual investments and transactions and the ongoing operations of the Company and (y) expenses and fees to provide administrative and accounting services to the Company or its portfolio companies, and expenses, charges and/or related costs incurred directly by the Company in connection with such services (including overhead related thereto), provided, in respect of (x) and (y), that such fees, costs, and expenses, (I) are specifically charged or specifically allocated or attributed by the Adviser, with the oversight of the Board of Directors, to the Company or its portfolio companies and (II) that any such amounts shall not be greater than what would be paid to an unaffiliated third party for substantially similar advice and/or services;

(iii) the cost of calculating the Company’s net asset value, including the cost of any third-party valuation services;

(iv) the cost of effecting any sales and repurchases of the Company’s shares of common stock (“Common Stock”) and other securities;

(v) fees and expenses payable under any placement agent agreements, if any;

(vi) interest and fees and expenses arising out of all borrowings, guarantees and other financings or derivative transactions (including interest, fees and related legal expenses) made or entered into by the Company, including, but not limited to, the arranging thereof and related legal expenses;

(vii) all fees, costs and expenses of any loan servicers and other service providers and of any custodians, lenders, investment banks and other financing sources;

(viii) costs incurred in connection with the formation or maintenance of entities or vehicles to hold the Company’s assets for tax or other purposes;

(ix) costs of derivatives and hedging;

(x) expenses, including travel, entertainment, lodging and meal expenses, incurred by the Adviser or members of its investment team, or payable to third parties, in evaluating, developing, negotiating, structuring and performing due diligence on prospective portfolio companies, including such expenses related to potential investments that were not consummated and, if necessary, enforcing the Company’s rights;

(xi) expenses (including the allocable portions of compensation and out-of-pocket expenses such as travel expenses or an appropriate portion thereof) of employees of the Adviser or its affiliates or officers of the Company to the extent such expenses relate to attendance at meetings of the Board of Directors or any committees thereof;

(xii) all fees, costs and expenses, if any, incurred by or on behalf of the Company in developing, negotiating and structuring prospective or potential investments that are not ultimately made, including, without limitation any legal, tax, administrative, accounting, travel, meals, accommodations and entertainment, advisory, consulting and printing expenses, reverse termination fees and any liquidated damages, commitment fees that become payable in connection with any proposed investment that is not ultimately made, forfeited deposits or similar payments;

(xiii) the allocated costs incurred by the Adviser and its affiliates in providing managerial assistance to those portfolio companies that request it;

(xiv) all brokerage costs, hedging costs, prime brokerage fees, custodial expenses, agent bank and other bank service fees; private placement fees, commissions, appraisal fees, commitment fees and underwriting costs; costs and expenses of any lenders, investment banks and other financing sources, and other investment costs, fees and expenses actually incurred in connection with evaluating, making, holding, settling, clearing, monitoring or disposing of actual investments (including, without limitation, travel, meals, accommodations and entertainment expenses and any expenses related to attending trade association and/or industry meetings, conferences or similar meetings, any costs or expenses relating to currency conversion in the case of investments denominated in a currency other than U.S. dollars) and expenses arising out of trade settlements (including any delayed compensation expenses);

(xv) investment costs, including all fees, costs and expenses incurred in sourcing, evaluating, developing, negotiating, structuring, trading (including trading errors, to the extent properly borne by the Company), settling, monitoring and holding prospective or actual investments or investment strategies including, without limitation, any financing, legal, filing, auditing, tax, accounting, compliance, loan administration, travel, meals, accommodations and entertainment, advisory, consulting, engineering, data-related and other professional fees, costs and expenses in connection therewith (to the extent the Adviser is not reimbursed by a prospective or actual issuer of the applicable investment or other third parties or capitalized as part of the acquisition price of the transaction) and any fees, costs and expenses related to the organization or maintenance of any vehicle through which the Company directly or indirectly participates in the acquisition, holding and/or disposition of investments or which otherwise facilitate the Company’s investment activities, including without limitation any travel and accommodations expenses related to such vehicle and the salary and benefits of any personnel (including personnel of Adviser or its affiliates reasonably necessary and/or advisable for the maintenance and operation of such vehicle, or other overhead expenses);

(xvi) transfer agent, dividend agent and custodial fees;

(xvii) fees and expenses associated with marketing efforts;

(xviii) any applicable federal and state registration fees, franchise fees, any stock exchange listing fees and fees payable to rating agencies;

(xix) independent directors’ fees and expenses including reasonable travel, entertainment, lodging and meal expenses, and any legal counsel or other advisors retained by, or at the discretion or for the benefit of, the independent directors;

(xx) costs of preparing financial statements and maintaining books and records, costs of Sarbanes-Oxley Act of 2002 compliance and attestation and costs of preparing and filing reports or other documents with the SEC, Financial Industry Regulatory Authority (“FINRA”), U.S. Commodity Futures Trading Commission (“CFTC”) and other regulatory bodies and other reporting and compliance costs, including costs of outsourced compliance and chief compliance officer services, registration and exchange listing and the costs associated with reporting and compliance obligations under the 1940 Act and any other applicable federal and state securities laws, and the compensation of professionals responsible for the foregoing;

(xxi) all fees, costs and expenses associated with the preparation and issuance of the Company’s periodic reports and related statements (e.g., financial statements and tax returns) and other internal and third-party printing (including a flat service fee), publishing (including time spent performing such printing and publishing services) and reporting-related expenses (including other notices and communications) in respect of the Company and its activities (including internal expenses, charges and/or related costs incurred, charged or specifically attributed or allocated by the Company or the Adviser or its affiliates in connection with such provision of services thereby);

(xxii) the costs of any reports, proxy statements or other notices to stockholders (including printing and mailing costs) and the costs of any stockholder or director meetings;

(xxiii) proxy voting expenses;

(xxiv) costs associated with listing the Common Stock on a national securities exchange (if any);

(xxv) costs of registration rights granted to certain investors;

(xxvi) any taxes and/or tax-related interest, fees or other governmental charges (including any penalties incurred where the Adviser lacks sufficient information from third parties to file a timely and complete tax return) levied against the Company and all expenses incurred in connection with any tax audit, investigation, litigation, settlement or review of the Company and the amount of any judgments, fines, remediation or settlements paid in connection therewith;

(xxvii) all fees, costs and expenses of any litigation, arbitration or audit involving the Company, any vehicle or its portfolio companies and the amount of any judgments, assessments, fines, remediations or settlements paid in connection therewith, directors and officers liability or other insurance (including costs of title insurance) and indemnification (including advancement of any fees, costs or expenses to persons entitled to indemnification) or extraordinary expense or liability relating to the affairs of the Company;

(xxviii) all fees, costs and expenses associated with the Company’s information, obtaining and maintaining technology (including the costs of any professional service providers), hardware/software, data-related communication, market data and research (including news and quotation equipment and services and including costs allocated by the Adviser’s or its affiliates’ internal and third-party research group and expenses and fees (including compensation costs) charged or specifically attributed or allocated by the Adviser and/or its affiliates for data-related services provided to the Company and/or its portfolio companies (including in connection with prospective investments), each including expenses, charges, fees and/or related costs of an internal nature; provided, that any such expenses, charges or related costs shall not be greater than what would be paid to an unaffiliated third party for substantially similar services) reporting costs (which includes notices and other communications and internally allocated charges), and dues and expenses incurred in connection with membership in industry or trade organizations;

(xxix) the costs of specialty and custom software for monitoring risk, compliance and the overall portfolio, including any development costs incurred prior to the filing of the Company’s election to be treated as a business development company;

(xxx) costs associated with individual or group stockholders;

(xxxi) fidelity bond, directors and officers errors and omissions liability insurance and other insurance premiums;

(xxxii) direct costs and expenses of administration, including printing, mailing, long distance telephone, copying and secretarial and other staff;

(xxxiii) all fees, costs and expenses of winding up and liquidating the Company’s assets;

(xxxiv) extraordinary expenses (such as litigation or indemnification);

(xxxv) all fees, costs and expenses related to compliance-related matters (such as developing and implementing specific policies and procedures in order to comply with certain regulatory requirements) and regulatory filings including costs of outsourced compliance and chief compliance officer services; notices or disclosures related to the Company’s activities (including, without limitation, expenses relating to the preparation and filing of filings required under the Securities Act of 1933, as amended, Treasury International Capital (“TIC”) Form SLT filings, Internal Revenue Service (“IRS”) filings under the Foreign Account Tax Compliance Act (“FATCA”) and Report of Foreign Bank and Financial Accounts (“FBAR”) reporting requirements applicable to the Company or reports to be filed with the CFTC, reports, disclosures, filings and notifications prepared in connection with the laws and/or regulations of jurisdictions in which the Company engages in activities, including any notices, reports and/or filings required under the AIFMD, European Securities and Markets Authority and any related regulations, and other regulatory filings, notices or disclosures of the Adviser relating to the Company and its affiliates relating to the Company, and their activities) and/or other regulatory filings, notices or disclosures of the Adviser and its affiliates relating to the Company including those pursuant to applicable disclosure laws and expenses relating to Freedom of Information Act (“FOIA”) requests, but excluding, for the avoidance of doubt, any expenses incurred for general compliance and regulatory matters that are not related to the Company and its activities;

(xxxvi) costs and expenses (including travel) in connection with the diligence and oversight of the Company’s service providers;

(xxxvii) costs and expenses, including travel, meals, accommodations, entertainment and other similar expenses, incurred by the Adviser or its affiliates for meetings with existing investors and any intermediaries, registered investment advisors, financial and other advisors representing such existing investors; and

(xxxviii) all other fees, costs, and expenses that are specific to the operations of the Company.

To the extent that expenses to be borne by the Company are paid by the Adviser, the Company will reimburse the Adviser for such expenses.

3. Compensation of the Adviser. The Company agrees to pay, and the Adviser agrees to accept, as compensation for the investment advisory and management services provided by the Adviser hereunder, a fee consisting of two components: a base management fee (the “Base Management Fee”) and incentive fees (the “Incentive Fee”), each as hereinafter set forth. The Company shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct. To the extent permitted by applicable law, the Adviser may elect, or adopt a deferred compensation plan pursuant to which it may elect, to defer all or a portion of its fees hereunder for a specified period of time.

(a) Base Management Fee. The Base Management Fee is payable quarterly in arrear at an annual rate of 1.25% of the value of the Company’s net assets as of the beginning of the first calendar day of the applicable quarter. Such amount shall be appropriately adjusted (based on the number of days actually elapsed relative to the total number of days in such calendar quarter) for any share issuances or repurchases by the Company during a calendar quarter. The Base Management Fee for any partial quarter shall be appropriately pro-rated (based on the number of days actually elapsed relative to the total number of days in such quarter). For purposes of this Agreement, net assets means the Company’s total assets less liabilities determined on a consolidated basis in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

(b) Incentive Fee. The Incentive Fee consists of two components that are independent of each other, with the result that one component may be payable even if the other is not. A portion of the Incentive Fee is based on a percentage of the Company’s income and a portion is based on a percentage of the Company’s capital gains, each as described below.

(i) Incentive Fee Based on Income

The portion based on the Company’s income is based on Pre-Incentive Fee Net Investment Income Returns. “Pre-Incentive Fee Net Investment Income Returns” means, as the context requires, either the dollar value of, or percentage rate of return on the value of the Company’s net assets at the end of the immediate preceding quarter from, interest income, dividend income and any other income (including any other fees (other than fees for providing managerial assistance), such as commitment, origination, structuring, diligence and consulting fees or other fees that the Company receives from portfolio companies) accrued during the calendar quarter, minus the Company’s operating expenses accrued for the quarter (including the Base Management Fee, fees and expenses payable under the Administration Agreement entered into between the Company and its administrator, and any interest expense or fees on any credit facilities or outstanding debt and dividends paid on any issued and outstanding preferred shares, but excluding the Incentive Fee).

Pre-Incentive Fee Net Investment Income Returns include, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with payment-in-kind interest and zero coupon securities), accrued income that the Company has not yet received in cash. Pre-Incentive Fee Net Investment Income Returns do not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

Pre-Incentive Fee Net Investment Income Returns, expressed as a rate of return on the value of the Company’s net assets at the end of the immediate preceding quarter, is compared to a “hurdle rate” of return of 1.75% per quarter (7.0% annualized).

The Company will pay the Adviser an Incentive Fee quarterly in arrear with respect to the Company’s Pre-Incentive Fee Net Investment Income Returns in each calendar quarter as follows:

(1) No Incentive Fee based on Pre-Incentive Fee Net Investment Income Returns in any calendar quarter in which the Company’s Pre-Incentive Fee Net Investment Income Returns do not exceed the hurdle rate of 1.75% per quarter (7.0% annualized);

(2) 100.0% of the dollar amount of Pre-Incentive Fee Net Investment Income Returns with respect to that portion of such Pre-Incentive Fee Net Investment Income Returns, if any, that exceeds the hurdle rate until the Adviser has received 12.5% of the total Pre-Incentive Fee Net Investment Income Returns for that calendar quarter (the Company refers to this portion of the Pre-Incentive Fee Net Investment Income Returns (which exceeds the hurdle rate) as the “catch-up”); and

(3) 12.5% of the dollar amount of all Pre-Incentive Fee Net Investment Income Returns, if any, once the Adviser has received the full catch-up.

(ii) Incentive Fee Based on Capital Gains. The second component of the Incentive Fee, the Incentive Fee on capital gains, is payable at the end of each calendar year in arrear.

The amount payable equals 12.5% of cumulative realized capital gains from inception through the end of such calendar, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid Incentive Fee on capital gains as calculated in accordance with U.S. GAAP.

Each year, the fee paid for the capital gains Incentive Fee is net of the aggregate amount of any previously paid capital gains Incentive Fee for all prior periods. The Company will accrue, but will not pay, a capital gains Incentive Fee with respect to unrealized appreciation because a capital gains Incentive Fee would be owed to the Adviser if the Company were to sell the relevant investment and realize a capital gain. In no event will the capital gains Incentive Fee payable hereunder be in excess of the amount permitted by the Advisers Act, including Section 205 thereof.

(c) For the avoidance of doubt, any fees that are payable under this Agreement for any partial period will be appropriately prorated.

(d) In the event that this Agreement is terminated prior to the termination of the Company (other than an instance in which the Adviser voluntarily terminates this Agreement), the Company will pay to the Adviser an Incentive Fee payment in connection with such termination (the “Termination Incentive Fee Payment”). The Termination Incentive Fee Payment will be calculated as of the date this Agreement is terminated and will equal the amount of Incentive Fee that would be payable to the Adviser if:

(i) all investments were liquidated for their current value (but without taking into account any unrealized appreciation of any investment), and any unamortized deferred investment-related fees would be deemed accelerated;

(ii) the proceeds from such liquidation were used to pay all the Company’s outstanding liabilities; and

(iii) the remainder were distributed to stockholders and paid as Incentive Fee in accordance with the incentive fee calculation methodology described in Section 3(b), subject to the limitations set forth in Section 205(b)(3) of the Advisers Act. The Company will make the Termination Incentive Fee Payment in cash on or immediately following the date this Agreement is so terminated.

4. Covenants of the Adviser. The Adviser hereby covenants that it is registered as an investment adviser under the Advisers Act. The Adviser hereby agrees that its activities shall at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

5. Excess Brokerage Commissions. The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting such transaction if the Adviser determines, in good faith and taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that the amount of such commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio, and constitutes the best net result for the Company.

6. Proxy Voting. The Adviser shall be responsible for voting any proxies solicited by an issuer of securities held by the Company in the best interest of the Company and in accordance with the Adviser’s proxy voting policies and procedures, as any such proxy voting policies and procedures may be amended from time to time. The Company has been provided with a copy of the Adviser’s proxy voting policies and procedures and has been informed as to how it can obtain further information from the Adviser regarding proxy voting activities undertaken on behalf of the Company.

7. Limitations on the Engagement of the Adviser. The services of the Adviser to the Company are not, and shall not be, exclusive. The Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company; provided that its services to the Company hereunder are not impaired thereby. Nothing in this Agreement shall limit or restrict the right of any manager, partner, officer, employee or shared employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the portfolio companies of the Company, subject at all times to applicable law). So long as this Agreement or any extension, renewal or amendment hereof remains in effect, the Adviser shall be the only investment adviser for the Company, subject to the Adviser’s right to enter into sub-advisory agreements. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and stockholders of the Company are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, stockholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Company as stockholders or otherwise.

Subject to any restrictions prescribed by law, by the provisions of the Code of Ethics of the Company and the Adviser and by the Adviser’s Allocation Policy, the Adviser and its members, officers, employees and agents shall be free from time to time to acquire, possess, manage and dispose of securities or other investment assets for their own accounts, for the accounts of their family members, for the account of any entity in which they have a beneficial interest or for the accounts of others for whom they may provide investment advisory, brokerage or other services (collectively, “Managed Accounts”), in transactions that may or may not correspond with transactions effected or positions held by the Company or to give advice and take action with respect to Managed Accounts that differs from advice given to, or action taken on behalf of, the Company; provided that the Adviser allocates investment opportunities to the Company, over a period of time on a fair and equitable basis compared to investment opportunities extended to other Managed Accounts. The Adviser is not, and shall not be, obligated to initiate the purchase or sale for the Company of any security that the Adviser and its members, officers, employees or agents may purchase or sell for its or their own accounts or for the account of any other client if, in the opinion of the Adviser, such transaction or investment appears unsuitable or undesirable for the Company. Moreover, it is understood that when the Adviser determines that it would be appropriate for the Company and one or more Managed Accounts to participate in the same investment opportunity, the Adviser shall seek to execute orders for the Company and for such Managed Account(s) on a basis that the Adviser considers to be fair and equitable over time. In such situations, the Adviser may (but is not required to) place orders for the Company and each Managed Account simultaneously or on an aggregated basis. These investment opportunities generally will be allocated between the Company and such other Managed Account(s) in a manner that the Adviser believes to be fair and equitable under the circumstances, in accordance with the Adviser’s trade allocation policies and procedures.

8. Responsibility of Dual Directors, Officers and/or Employees. If any person who is a manager, partner, officer or employee of the Adviser is or becomes a director, officer and/or employee of the Company and acts as such in any business of the Company, then such manager, partner, officer and/or employee of the Adviser shall be deemed to be acting in such capacity solely for the Company and not as a manager, partner, officer and/or employee of the Adviser or under the control or direction of the Adviser, even if paid by the Adviser.

9. Limitation of Liability of the Adviser; Indemnification.

(a) The Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser) shall not be liable to the Company for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Company, except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services, and the Company shall indemnify, defend and protect the Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, each of whom shall be deemed a third party beneficiary hereof) (all such persons and entities, including for the avoidance of doubt, the Adviser, collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Company. Notwithstanding the preceding sentence of this Section 9(a) to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the Securities and Exchange Commission or its staff thereunder).

(b) The Company shall promptly advance funds to an Indemnified Party to cover the costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) the Indemnified Party incurs in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Company, to the fullest extent permitted by Delaware General Corporation Law, the 1940 Act and the Amended and Restated Certificate of Incorporation subject to the provisions (i) and (ii) of this subparagraph below.

(i) A request by the Indemnified Party for advancement of funds shall be accompanied by the Indemnified Party’s (A) written affirmation of his or her good faith belief that he or she met the standard of conduct necessary for indemnification, and (B) written undertaking (or a written undertaking of another person or entity on the Indemnified Party’s behalf) to repay such advancements upon the occurrence of any of the events barring indemnification.

(ii) Funds shall be advanced to the Indemnified Party if (A) the Company is insured against losses arising by reason of any such lawful advancements to the Indemnified Party; (B) a determination is made by the vote of a majority of a quorum of independent directors, or by independent directors’ counsel in a written opinion, based on a review of the readily available facts then known, that there is reason to believe that the Indemnified Party ultimately will be found to be entitled to indemnification pursuant to this Section 9; or (C) in the absence of insurance or such a determination by the independent directors or independent directors’ counsel, such undertaking is secured by a surety bond or other appropriate security provided by the Indemnified Party. In any such determination by the independent directors or independent directors’ counsel pursuant to subpart (B) of this subparagraph, the Indemnified Party shall be afforded a rebuttable presumption that the Indemnified Party did not engage in conduct barring indemnification.

10. Effectiveness, Duration and Termination of Agreement. This Agreement shall become effective as of the date the Company commences its investment operations following the effectiveness of the Company’s Form 10 registration statement filed with the Securities and Exchange Commission. This Agreement shall remain in effect for two years, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (a) the vote of the Board of Directors, or by the vote of a majority of the outstanding voting securities of the Company and (b) the vote of a majority of the Company’s directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of any such party, in accordance with the requirements of the 1940 Act. This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, by the vote of a majority of the outstanding voting securities of the Company, or by the vote of the Company’s directors or by the Adviser. This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act). The provisions of Section 9 of this Agreement shall remain in full force and effect, and the Adviser and the other Indemnified Parties, as applicable, shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Section 3 through the date of termination or expiration and Section 9 shall continue in force and effect and apply to the Adviser and the other Indemnified Parties as and to the extent applicable.

11. No Third Party Beneficiaries. This Agreement is made for the benefit of and shall be enforceable by, each of the parties hereto and, except as herein otherwise specifically provided, nothing in this Agreement shall confer any rights upon, nor shall this Agreement be construed to create any rights in, any person that is not a party to this Agreement.

12. Notices. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

13. Amendments. This Agreement may be amended by mutual consent, but the consent of the Company must be obtained in conformity with the requirements of the 1940 Act.

14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

15. Entire Agreement; Governing Law. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act. To the extent the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the provisions of the 1940 Act, the latter shall control.

* * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

MUZINICH CORPORATE LENDING INCOME FUND, INC.

By:	/s/ Jeffrey Youle
Name:	Jeffrey Youle
Title:	Chief Executive Officer

MUZINICH DIRECT LENDING ADVISER, LLC

By:	Muzinich & Co., Inc., acting as its sole member

By:	/s/ Paul Fehre
Name:	Paul Fehre
Title:	Director and Chief Operating Officer

[Signature page for Investment Advisory Agreement]